Exhibit 10(n)

MASTER SOFTWARE LICENSE
Jack Henry & Associates, Inc.	MAINTENANCE AND SERVICES
AGREEMENT

JHA OFFICE ADDRESS:                                                                                                         DATE: January 25, 2008
JACK HENRY & ASSOCIATES, INC.
663 HIGHWAY 60 • P. O. BOX 807
MONETT, MO 65708

NAME AND ADDRESS OF CUSTOMER:
SOUTHSIDE BANCSHARES, INCORPORATED
1201 S Beckham
Tyler, TX  75701

This Master Software License, Maintenance and Services Agreement (“Agreement”) is entered into on the date first shown above  between Jack Henry & Associates, Inc. (“JHA”), a Delaware corporation with its primary offices located at 663 West Highway 60, Monett, Missouri 65708 and Southside Bancshares, Incorporated (“Customer”).

JHA is in the business of providing software, maintenance support and related services.  This Agreement establishes the master terms and conditions that will apply to the initial transaction and all subsequent transactions which JHA and Customer enter into pursuant to this Agreement.

The initial transaction under this Agreement is identified in the attached Schedule(s).  For this initial transaction, Customer shall pay to JHA the following fees:

Description	License Fees (LCS)	Software Install Fees (PFS)	Services Install Fees (PFS)	Annual Maintenance Fees (MNT)	Monthly Processing Fees (PCS)
GRAND TOTAL	$1,286,775.00	$569,274.25	$600.00	$345,957.50	$50.00

Plus variable charges, if applicable, as identified in Exhibit A

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and effective as of the date first above written.

JHA:                                                                           CUSTOMER:
JACK HENRY & ASSOCIATES, INC.                                                                                                SOUTHSIDE BANCSHARES, INCORPORATED

By:  /s/  Tony L. Wormington                                                                                                                         By:  /s/  Sam Dawson
Printed Name  Tony L. Wormington                                                                                                                Printed Name  Sam Dawson
Title:  President                                                                                                                                            Title:  President
Date:  February 4, 2008                                                                                                                                 Date:  1/31/08

ABA# 111923607
Greg Lensing 582500/Shari Young/Lorie Schmidt

STANDARD TERMS AND CONDITIONS
(Master Software License Maintenance and Services Agreement)

DEFINITIONS

The following terms, as used herein, shall have the following meanings:
“Live Production Date” means the date following the Implementation Date, on which Customer signs the Conversion Verification Document presented by JHA to verify that the Software has been installed and is available for initial production use by Customer.
“Agreement” means this Agreement entered into between JHA and Customer as well as any subsequent fully executed and countersigned addendums, exhibits and product schedules as may be required under this Agreement.
“Compliance” means that the Software is performing in the Operating Environment without Errors in conformance with the Documentation for the Software. When used to refer to Professional Services, it shall mean that the Professional Services are in compliance with the requirements shown under the specific Schedule and any supplemental Statement of Work executed between JHA and Customer under which those Professional Services are rendered. When Compliance refers to any customization services provided by JHA it shall mean that the customization shall comply with the specifications which Customer requested based on the fully countersigned customization request. When Compliance is used in regard to Maintenance, it will mean that the Software complies with the Documentation accompanying the Software programs and conforms to the applicable federal and state banking laws and regulations then currently in effect.
“Customer” means Customer and any of its Affiliates. As used in this Agreement, and any addendums or attachments to it, Customer may be used interchangeably with Client, Licensee, or the pronoun “you”.
“Customer Affiliates” means those wholly-owned subsidiaries of Customer who are organized directly under Customer’s regulatory charter and whose income is directly attributed to Customer for federal reporting purposes. Additional wholly-owned subsidiaries of Customer who do not meet these criteria may be added to Exhibit B by mutual agreement between JHA and Customer and will thereafter be considered Affiliates for the purposes of this Agreement.
“Customer Location” means any Customer location(s) in the United States which is owned or leased by Customer where licensed Software resides or is processed by Licensee’s employees which is nominated on Attachment “Processing Locations” which is attached hereto.
“Delivery Date” means the date on which the Software is to be delivered to the specified Customer Location as set forth in the Schedule.
“Destructive Elements” means computer code that:  (i) is designed to disrupt, disable, harm, or otherwise impede the operation of the Software or any other software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”); (ii) would disable or impair the Software or any other software, firmware, hardware, computer systems or networks in any way where such disablement or impairment is caused by the elapsing of a period of time, advancement to a particular date or other numeral (sometimes referred to as “time bombs,” “time locks” or “drop dead” devices); (iii) would permit JHA to access the Software or any other software, firmware, hardware, computer systems or networks to cause such disablement or impairment (sometimes referred to as “traps,” “access codes” or “trap door” devices); or (iv) which contains any other similar harmful, malicious or hidden procedures, routines or mechanisms which would cause such programs to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications or otherwise interfere with operations.
“Documentation” means, collectively, all operator and user manuals, training materials, guides, listings, functional and technical specifications including the hardware platforms which the Software is designed to operate on and any revisions or additions to such documents relating to the Software, Maintenance Services or Professional Services or Customizations provided by JHA to Customer.
“Enhancement” means a minor change or improvement in the appearance, functionality or system logic or the Software which does not rise to the level of an Upgrade.
“Error” means any error, defect or malfunction in the Software or the Services that:  (i) causes the integrity of the data resident in the Software or Services to be compromised or corrupted; (ii) causes an unexpected error message or fatal error to occur while using the Software or Services; (iii) causes the Software or Services to fail to conform to any of the applicable warranties, including those contained in Section GEN12 inclusive or (iv) otherwise causes the Software or Services to fail to be in Compliance.
“Error Correction” means a modification or other appropriate fix to the Software or Services that causes the Software or Services to be in Compliance.
“Escrow Agent” means the third party agent of JHA who maintains a copy of the JHA Software source code in escrow for release to qualifying customers as provided in Section LCS5.3.
“Escrow Agreement” means the agreement that JHA has with the Escrow Agent which will fulfill the obligations of JHA under Section LCS5.3
“Force Majeure Event” means acts or events beyond JHA’s reasonable control, including but not limited to acts of God, public disaster, fire, terrorism, civil discord, flood, riot, war, labor strikes/disputes of third parties, judicial orders/decrees, government laws/regulations, or interruptions of communications, transportation or electricity.
“Include” and its derivatives means “including, but not limited to.”
“Implementation Date” means the date on which the Software has been implemented, configured, converted, balanced and updated by JHA and is ready for production in the Operating Environment in accordance with execution of the Conversion Verification Document. Customer is not required to receive implementation services from JHA. If Customer fails to execute the Conversion Verification Document within fifteen (15) days of the actual Implementation date of the particular Software and does not give JHA written notice of non-Compliance which specifically states the non-Compliance within fifteen (15) days of the actual Implementation date the Software shall be deemed to be accepted without the execution of the Conversion Verification Document.
“Installation Date” means the date on which the unmodified Software has been delivered to Customer.
“Laws” means all federal or state laws or regulations applicable to the banking and financial services sectors.
“License” means the permissive right of Customer to use the Software of JHA in accordance with the rights granted under this Agreement.
“License Fee” means the fee for the Software License granted hereunder.
“Loss or Losses” means all losses, liabilities, damages and claims, and all actual direct costs and expenses (including reasonable fees, expenses and disbursements of attorneys or other proceedings of any claim, default or assessment, settlement, judgement, interest, court costs and penalties) actually paid to a third party.
“Maintenance Fee” means the annual fee paid by Customer to JHA for the Maintenance Services. This fee is based on a one year term from July 1 to June 30 annually and may be renewed on an annual basis. This fee may increase as Customer licenses more Software which requires Maintenance Services.

“Maintenance Services” means the Software maintenance support provided by JHA with respect to the Software licensed by Customer, as defined in this Agreement.  Maintenance Services include (a) the performance of Error correction activities by JHA’s customer support organization, and (b) the delivery of periodic Releases and Updates to Customer, and (c) remote call-in support services for the Software.  These services are based on maintaining Software licensed to the Customer in compliance.  These services are provided on an annual basis with a beginning date of July 1 and an ending date of June 30 annually. These Maintenance Services are automatically renewable at Customer’s option.
“Measurement Period” for Processing Services means the measurement period over which the system performance standards for the Processing Services identified in the applicable Schedule for the Processing Standards shall apply.  The adherence of JHA to these performance standards will be measured on a metric related to the particular services and the Schedule under which the OutLink Services are provided will detail the Measurement Period for the OutLink Services.
“Operating Environment” means the hardware platform and any other equipment, configurations, operating systems, control programs and other elements of the operating environment (including an internet or internet oriented operating environment) on or in which JHA has specifically designed the Software.
“Processing Services” means those processing services which JHA provides to Customer which are accessed by Customer by way of Customer’s remote access to a JHA data center.  These services will be provided using JHA Software or software which JHA has licensed from their respective owners for this purpose. These services generally comprise certain core financial activities and due to their nature they are required to be performed on an ongoing basis over a period of time.
“Personal Information” means all information, in any form, provided to JHA, by or on behalf of Customer or any Customer Affiliate, that alone, or in combination with other information shall include information in respect of which a duty of confidence or secrecy is owed to customers or consumers of Customer or any Customer Affiliate (including “nonpublic personal information” as defined under the Gramm-Leach-Bliley Act (15 United States Code (“U.S.C.”) §6801 et seq.).
“Personnel” means an employee of JHA, Customer or any Customer Affiliates, or a third party entity, as the context requires.
“PTF” means a Program Temporary Fix or a quick repair (sometimes called a “fix”) of an Error in the Software which is distributed to Customer until the next Release of the Software.
“Release” means a grouping of Error Corrections and/or Updates usually identified by a unique number and/or letter or combinations thereof.  For example, a Release may be denominated as “Release 200x.1” where the “200x” refers to the annual version level and the “.1” refers to the individual Release level.
“Security Baseline Configuration Settings” means the software configuration settings recommended by JHA that affect the security of the Software.
“Services” shall mean the Maintenance Services (MNT), Processing Services (PCS) and/or Professional Services (PFS), as appropriate in the context.
“Service Provider” means any third party outsourcers, consultants, contractors, disaster recovery services providers or hosting services providers who perform information technology services or business services of any other nature for Customer or any Customer Affiliates and their respective customers or business partners.
“Professional Services” means Software Implementation, conversion, customization, training and other services which are provided by JHA in relation to deployment of the Software or Services for Customer’s use.
“Software” means primarily JHA Software but it also includes the software belonging to third parties which JHA has the right to re-license, use or otherwise distribute or make available to Customer under this Agreement.  Software is the computer programs and procedure statements in object code form as more fully described in the Schedule. The Software will also include Error Corrections, Updates and Releases upon delivery pursuant to the Maintenance Services provided under this Agreement.
“Source Code” means the source code form of the Software. Software which is installed in Source Code format will be designated on the Schedule as Source Code. Software distributed as object code only shall not bear the SC designation.  All Third Party Software shall be delivered in object code format only, unless otherwise specified on the Schedule.
“Third Party Software” means a standalone third party software product which JHA in its capacity as an authorized reseller or distributor of the product sublicenses to Customer for its use in conjunction with the Software or Services.
“Updates” means new Releases which are issued by JHA periodically to its Maintenance Services customers to maintain compatibility of the Software with new system software releases or to provide enhancements to existing features and operations within the Software which JHA provides to all of its current Maintenance Services customers in consideration of payment of the annual Maintenance Services fee.
“Upgrades” means: (a) new versions of the Software issued by JHA which include major new features and functionality for which JHA requires the payment of a separate license fee from its customers generally; or (b) an expanded use of the Software License to include additional Affiliates, users, or Software products; or c) a large number of Enhancements which due to their number and type qualify as an Upgrade.
“Warranty Period” means the three (3) month period commencing on the Live Production Date.

GENERAL

GEN1.1                 The Standard Terms and Conditions of this Agreement are divided into six (6) sections described as General, License, Maintenance Services, Implementation Services, Professional Services and Processing Services. The General Section contains those terms which apply to all of the Software and Services provided to Customer under this Agreement. Each of the remaining Sections further clarifies the terms under which JHA will provide those items to the Customer. For ease of reference, the subsections in each area are prefixed with letters indicating its particular reference. These prefixes may be used interchangeably with the section under which they are governed. For example all General Area items will bear the prefix “GEN” for General, License items will bear the prefix “LCS”, Maintenance Services items will bear the prefix “MNT”, Professional Services items will bear the prefix “PFS” and Processing Services items will bear the prefix “PCS”. These prefixes will appear on the particular areas of this Agreement which reference them as well as on the Schedule which may be governed by their applicable terms. To the extent that Customer does not contract for any JHA offerings under any individual section of this Agreement, the specific terms and conditions of that section shall be deemed dormant until such time that Customer does contract for a JHA offering governed by it.
GEN1.2                 Except as otherwise expressly set forth in this Agreement, all references to Sections, Subsections and Exhibits shall be references to the Sections, Subsections and Exhibits of this Agreement.  Any reference to a particular section of this Agreement shall be deemed to include reference to any and all subsections thereof.
GEN1.3                      This Agreement may be supplemented with Schedules which will add additional Software or Services.  In the event of a conflict or ambiguity between the terms and conditions of this Agreement and any Schedule, the terms and conditions of this Agreement will prevail unless the Schedule expressly states that the terms contained in it will prevail and the Schedule is signed by both Customer and JHA. In order to overturn the presumptions of this Agreement in regard to Sections GEN3, GEN11, GEN12, LCS4, PFS8 and PFS9, the Schedule must be countersigned by JHA’s CEO, President, or Vice President.  If terms in the body of this Agreement conflict, the term most closely describing the type of transaction giving rise to the issue will prevail. No handwritten changes made to the face of this Agreement or any Schedule shall be of any effect. The only acceptable changes to these Standard Terms and Conditions will be contained in a separate contract modification which specifically references this Agreement and is fully executed by JHA and Customer.

GEN2.                  ORDERING PROCEDURES
GEN2.1                      Customer may from time to time order Software and Services from JHA by executing the applicable Schedule relating to the Software and Services involved.  Each order shall reference this Agreement and contain the following information applicable to the Software or Services to be acquired:  a description of the Software or Services, quantity, net prices, applicable fees, requested Delivery Date, ship-to and invoice-to addresses and tax exemption status (if applicable.) Hardware and certain third party software may be conveyed under a separate agreement.
GEN2.2                      Subsequent orders are only accepted by JHA when the Schedule has been executed by an authorized representative of JHA.
GEN2.3                      An order for Professional Services shall include a specification of the scope of the Professional Services to be performed by JHA.  A Product and Services Schedule or addendum shall contain:  (i) a description of the Software and Services, if any, ordered and related Documentation; (ii) a description of the scope of license (if applicable); (iii) the License or Services Fee; (iv) the Customer Location(s) to which the Software shall be delivered and Services to be performed, if any; and (v) the Delivery Date.
GEN2.4                      Each subsequent Schedule represents a separate agreement between JHA and the Customer or the Affiliate that signed the Schedule. Customer shall be solely responsible for performance and liable for obligations under such Schedule and such entity shall be deemed to be “Customer” under this Agreement with respect to such Schedule.
GEN2.5                 JHA primarily provides its own software and services and acts as a reseller of the hardware necessary to run the JHA software.  In some limited circumstances JHA may offer third party software and services from JHA’s selected business partners.  JHA does not build or create any hardware devices for sale to third parties.  JHA is not a systems integrator and when JHA offers to sell customer third party software, hardware or services, JHA will notify Customer of the nature of the software, hardware or services and any particular special terms and conditions which may flow from the third party. Where possible, JHA will combine the third party’s requirements for the hardware, software or services in the Addendum under which the hardware, software, or services are conveyed to customer.  In some circumstances Customer may be required to enter into an agreement directly with a third party for their software, hardware, or services.  This Agreement is intended to encompass the software and services which Customer may obtain from JHA.

GEN3.                 CONFIDENTIALITY
GEN3.1                 All Information communicated by one party to the other party regardless of whether marked as confidential or not, including the terms and conditions of this Agreement, whether before the effective date or during the term of this Agreement, shall be received in strict confidence and shall be used only for the purposes of this Agreement.  Confidential Information shall not be disclosed by the recipient party, its agents or employees without prior written consent of the disclosing party.  Each party agrees to take all reasonable precautions to prevent the disclosure to outside parties of such information, including without limitation, the terms of this Agreement except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of JHA or Customer, as the case may be provided that no such standard of care shall be less than the parties use for their own Confidential Information of the same nature.
GEN3.2                      The receiving party shall be under no obligation with respect to Confidential Information which (a) was in the public domain prior to the receipt of the information by the receiving party, or subsequently becomes part of the public domain by publication or otherwise, except disclosure by or the wrongful act of the receiving party, its owners, officers, directors, employees, agents or representatives; (b) was in the lawful possession of the receiving party prior to its receipt from the disclosing party and was not acquired by the receiving party directly or indirectly from the disclosing party or any of disclosing party’s licensees, and the sources of such information had not obtained the information wrongfully and had no obligations of confidentiality or secrecy with respect thereto;  (c) was independently developed by the receiving party without access to the Confidential Information; (d) is provided by the disclosing party to another person or party without being subject to an obligation of confidentiality by the other person or party with respect to the information; or (e) is disclosed  by the receiving party pursuant to a government or court order requiring such disclosure, provided that the receiving party has first notified the disclosing party of its receipt of the government or court order to disclose the disclosing party’s Confidential Information and has given the disclosing party an opportunity to seek a protective order limiting such disclosure without confidentiality obligations.  The receiving party has the burden of proving that the Confidential Information was subject to one or more of the above listed exceptions.
GEN3.3                      If Customer wishes to reveal any portion of JHA’s Confidential Information to any third party Provider, Customer and the third party Provider shall first execute JHA’s standard three party confidentiality agreement prior to revealing the JHA Confidential Information to the third party provider.
GEN3.4                      All information and materials disclosed to the Customer at JHA’s User Group conferences shall be treated as JHA’s Confidential Information.  Nothing in this Section shall be interpreted to preclude or impede Customer’s participation in any User’s Group with respect to the Software.
GEN3.5                      Neither party shall issue any press release, public endorsement, public announcement or other public statement arising out of or relating to this Agreement or the relationship of the parties, without the prior written consent of the other party.

GEN4.                 DATA PRIVACY ACT AND GRAMM-LEACH-BLILEY ACT COMPLIANCE
GEN4.1                  In accordance with data privacy laws and regulations applicable to this Agreement, which may include but not be limited to the Gramm-Leach-Bliley Act (“GLBA”) and the Health Insurance Portability and Accountability Act ("HIPAA"), JHA shall not disclose or permit access to or use of the non-public personal information of Customer or its consumers made available by Customer to JHA for any purposes other than those specifically required to fulfill JHA's contractual obligations with Customer.  JHA shall not sell the information regarding Customer's consumers for any reason.  In connection with providing services to Customer, JHA shall take all commercially reasonable steps to ensure the privacy and security of Customer's and its consumers' information and protect against anticipated threats and hazards to the security of such information.  JHA shall take all commercially reasonable steps to prevent unauthorized access to or use of such information that could result in substantial harm or inconvenience to Customer or its consumers.  JHA has implemented policies and procedures to ensure the proper disposal of consumer information in accordance with applicable Federal and State requirements. In the event any court or regulatory agency seeks to compel disclosure of the information, JHA shall, if legally permissible, promptly notify Customer of the disclosure requirement and will cooperate so that Customer may at its expense seek to legally prevent this disclosure of the information.
GEN4.2                 JHA has separately published its data privacy and security compliance commitment to its customers, which corresponds at a minimum to the provisions of this Section 4 as of the effective date of this Agreement.  To the extent that additional commitments by JHA are reflected in future published versions of this policy, these additional commitments shall be incorporated as part of this Agreement without further actions by the parties.  In no event shall a future published data privacy and security compliance statement issued by JHA lessen or eliminate any of the commitments by JHA stated in this Section 4.
GEN4.3                 If a breach of security results in an unauthorized intrusion into JHA’s systems which directly and materially affects Customer or its consumers, JHA will take appropriate measures to stop the intrusion; report on the intrusion to Customer within a reasonable time after discovery of the intrusion; subsequently report the corrective action taken by JHA in response to the intrusion; and provide reasonable assistance to Customer to support any mandatory disclosures about the intrusion by Customer to its consumers required by law.  If JHA has notified law enforcement agencies about the intrusion, JHA may delay its notification of the intrusion to Customer until authorized to do so by the law enforcement agencies.

GEN5.                 FEES
GEN5.1                 Customer agrees to pay to JHA the fees, payments and expenses set out on the applicable Schedule(s) regardless of the type of JHA offering that generates the payment obligation to JHA.  Except as otherwise expressly set forth in any Schedule, all monetary amounts set forth and payable under this Agreement shall be in United States Dollars.  All fees are exclusive of taxes or duties imposed by a government entity on the sales transaction, and Customer shall be responsible for paying all such taxes and duties, except for taxes imposed on JHA’s income.
GEN5.1.1   Unless otherwise indicated a deposit of 25% of total License Fees is due at execution of Agreement.  50% of the total License Fees will be paid three calendar months from the date of this Agreement.  The remaining 25% will be paid nine calendar months from the date of this Agreement.
GEN5.1.2   Unless otherwise indicated a deposit of 25% of total Install Fees and One Time Fees is due at execution of Agreement.  30% of the total Install Fees and One Time Fees will be paid two calendar months from the date of this Agreement.  30% of the total Install Fees and One Time Fees will be paid four calendar months from the date of this Agreement.  The remaining 15% will be due upon completion of conversion. All Install Fees, One Time Fees and Annual Maintenance Fees are due no later than thirty days following the date of the implementation of the Software.
GEN5.1.3   Processing Services fees will be billed as incurred on a monthly basis and will be due 30 days from the date of the invoice for the Processing Services. Fees for Professional Services will be billed as incurred and will be due no later than thirty days from the date of invoice for the Professional Services.
GEN5.2                 JHA's billing terms for items designated as paper remittances are payable net 30 days from the date of invoice.  JHA reserves the right to cease providing all Services to Customer if any amount due to JHA by Customer under this Agreement or any other amount due JHA by Customer is not timely paid.  However, Customer shall not be determined to be in breach of this Agreement if during the term of this Agreement any fees considered hereunder are in good faith dispute by JHA and Customer, and Customer pays all undisputed monies due under such billings to JHA.  Customer will pay JHA a late charge of 1.5% interest per month (18% annually) or the maximum interest rate allowed by applicable law, whichever is lower, plus all attorney fees and expenses actually incurred by JHA in collecting any past due fees, payments or reimbursements of any kind due JHA by Customer.  JHA reserves the right to halt the delivery of any Software, equipment or Services if Customer is delinquent in the payment of any valid amounts due JHA, except where such amounts are legitimately in dispute.  Customer shall pay in a timely manner all amounts which are not legitimately in dispute.
GEN5.3                 Customer agrees to pay, upon presentation by JHA of an electronic funds transfer debit for such amount, the then applicable charges for the Software and Services covered thereby.  Unless specified otherwise, all amounts are due as provided for under the Agreement under which the Software or Service was rendered. JHA shall provide an invoice to the Customer for review prior to initiation of the electronic funds transfer debit.  Hardware fees and annual fees will be invoiced and are payable in advance.  Additionally JHA reserves the right to immediately terminate the License to the Software or access to any Services under this Agreement and to terminate this Agreement if any amount due for said Software or Services shall not be paid via ACH within five (5) days of its original ACH transfer attempt or if any ACH payment due under this Agreement is reversed without written notice to JHA of said reversal and JHA’s written acceptance of said reversal.
GEN5.4                 In addition to fees and payments provided for in this Agreement, Customer will promptly reimburse JHA for all actual, reasonable out-of-pocket expenses incurred in providing the Software and Services to Customer, including but not limited to travel, local transportation, lodging and meals of JHA’s Personnel performing Professional Services at Customer’s site; and telephone, postage and shipping costs.  JHA has established travel policy guidelines which it requires its employees to abide by under this Agreement.  JHA will make a copy of its travel policy guidelines available to Customer at Customer’s request.

GEN6.                 AUTHORITY
GEN6.1                 JHA has (i) all requisite legal and corporate power to execute and deliver this Agreement and each Schedule; (ii) taken all corporate action necessary for the authorization, execution and delivery of this Agreement and each Schedule; (iii) no agreement or understanding with any third party that interferes with or will interfere with its performance of its obligations under this Agreement and each Schedule; (iv) obtained and shall maintain all rights, approvals and consents necessary to perform its obligations and grant all rights and licenses granted to Customer under this Agreement and each Schedule; and (v) taken all action required to make this Agreement and each Schedule a legal, valid and binding obligation of the JHA, enforceable against  JHA and JHA Personnel in accordance with its terms.
GEN6.2                 Customer has (i) all requisite legal and corporate power to execute and deliver this Agreement and each Schedule; (ii) taken all corporate action necessary for the authorization, execution and delivery of this Agreement and each Schedule; (iii) no agreement or understanding with any third party that interferes with or will interfere with its performance of its obligations under this Agreement and each Schedule; (iv) obtained and shall maintain all rights, approvals and consents necessary to perform its obligations and receive all rights and licenses granted to Customer under this Agreement and each Schedule; and (v) taken all action required to make this Agreement and each Schedule a legal, valid and binding obligation of Customer, enforceable against Customer and Customer’s Personnel in accordance with its terms.

GEN7.                 FORM OF DOCUMENTATION
GEN7.1                 The Documentation for Software or Services shall be in electronic format unless otherwise noted and shall be complete and accurate so as to enable a reasonably skilled Customer user who has received JHA’s training to effectively use all of its features and functions without assistance from JHA.  The Documentation delivered to Customer shall be JHA’s most current version applicable to the Software or Services involved.

GEN8.                 DESTRUCTIVE ELEMENTS
GEN8.1                      The Software and Services delivered by JHA shall not knowingly contain any Destructive Elements which have been introduced or incorporated by JHA which JHA is aware of using then current industry standard evaluation and review methods.  JHA confirms that it utilizes industry standard virus protection software to avoid the introduction of Destructive Elements in the JHA Software products, Releases and Processing Services and deliverables provided as part of Professional Services.

GEN9.	NO INDUCEMENTS
GEN9.1                 Each party covenants that it has not provided, and shall not provide, to any Personnel of the other party any gift, gratuity, service or other inducement or favor to influence or reward that party’s Personnel in connection with any Schedule.  By way of example and for the avoidance of doubt, other than those of di minimis value, meals, tickets and gifts are considered inappropriate.

GEN10.                  INDEMNIFICATION
GEN10.1                      JHA shall defend, indemnify and hold harmless Customer and Customer Affiliates, their respective directors, officers, Personnel, successors and assigns against and from, any and all Losses arising out of, in connection with, resulting from or based on allegations of, any of the following:  (i) a breach or alleged breach of JHA’s obligations under this Agreement or; (ii) negligent, willful or reckless acts or omissions, dishonesty or fraud of or by JHA or JHA Personnel; and (iii) any and all third party claims that the Software or Services provided hereunder infringe any valid United States copyright, patent, trademark, trade secret or other proprietary right of any entity or individual.  JHA shall do so whether or not such claim is made in good faith or was known to Customer at the time that Customer executed the Schedule or became known to Customer thereafter. JHA shall not be liable for any infringement claim which arises out of: a) any combination with the JHA Software or Services with any other non-JHA software or services; or b) any modification of the Software by Customer or any third party; or c) any corrective Software which is delivered by JHA to Customer but is not installed or implemented by Customer; or d) use of the Software or Services not in compliance with its documentation.
GEN10.2                      In the event that Customer is enjoined, or is otherwise prohibited, from using any Software or Processing Services as a result of or in connection with any claim described in clause (iii) of Subsection GEN10.1,  JHA promptly shall, at its sole expense:  (i) procure for Customer and the Customer Affiliates the right to continue to use the Software or Services; (ii) modify the Software or Processing Services so that it becomes noninfringing, without substantially diminishing the form, features, functionality or performance of the Software or Services; or (iii) replace the Software or Services with Software or Services that are noninfringing with materially equivalent form, features, functionality and performance.  In the event that JHA cannot, after using its best efforts to do so within a reasonable period of time, procure, modify or replace the Software or Services involved then JHA shall terminate Customer’s right to use the Software or Services, giving Customer at least ninety (90) days advance written notice of this termination if legally permitted to do so.  Upon termination, JHA shall provide an immediate refund to Customer which is calculated as follows:
(a)  if the affected Schedule relates to Software, JHA will refund a prorated amount of the License Fees paid by Customer based on a three (3) year straight-line depreciation from the Live Production Date of the Software involved, and the unused amount of the then-current annual Maintenance Fee paid by Customer for the Software involved; and
(b)  if the affected Schedule relates to Processing Services, JHA will refund to Customer an amount equal to the previous twelve (12) months Processing Services fees paid by Customer for the Processing Services involved.
GEN10.3                      With respect to Professional Services performed at Customer’s location, each party shall defend, indemnify and hold harmless the other party and its Affiliates, their respective directors, officers, Personnel, successors and assigns against and from, any and all Losses that the other party may suffer or incur that arise out of, are connected with or result from bodily injuries (including death, no matter when death occurs) or damages to property that are caused by, arise out of, are connected with or result from the negligence or willful misconduct of its own Personnel during the course of the conduct of Professional Services at Customer’s location.
GEN10.4                      If a notice of commencement or threatened commencement of a claim or cause of action is received by a party entitled to indemnification under this section, such party (the “Indemnified Party”) shall provide the party that is obligated to provide indemnification under this section (the “Indemnifying Party”) with:  (i) prompt written notice of each claim received; (ii) control over the defense and settlement of the claim; and (iii) full information and reasonable assistance to settle or defend the claim.  Notwithstanding the foregoing, the Indemnifying Party shall not settle the claim without the Indemnified Party’s prior written approval if such settlement requires the Indemnified Party to take any action, refrain from taking any action or admit any liability.  The Indemnified Party shall be entitled to participate in the defense of any such claim at its own expense.

GEN11.                 WARRANTIES
GEN11.1                      JHA Software:  JHA warrants that unmodified JHA Software will operate in accordance with the accompanying Documentation in effect at the time of delivery. Under this warranty, JHA will correct any Errors in the unmodified JHA Software at no extra charge to Customer.  These warranties are valid for a period of ninety (90) days commencing from the Live Production Date.
GEN11.2                      JHA Processing Services:  JHA warrants that unmodified JHA Processing Services will operate in accordance with the accompanying Documentation in effect at the time of delivery. Under this warranty, JHA will correct any Errors in the unmodified JHA Processing Services at no extra charge to Customer.  These warranties are valid for a period of ninety (90) days commencing from the Live Production Date.
GEN11.3                      Maintenance Services:  JHA warrants that the Maintenance Services will be provided to Customer in a timely and professional manner consistent with software industry standards for these services.
GEN 11.4                      Professional Services:  JHA warrants that the Professional Services (a) will be provided to Customer in a timely and professional manner consistent with software industry standards for these services, and (b) will conform to the written specification of the Professional Services contained in the Schedule.  These warranties are valid for a period of thirty (30) days commencing from the completion date of the Professional Services project.  If Customer reports any Errors in the Professional Services to JHA within this warranty period, JHA shall re-perform the affected Professional Services at no additional charge to Customer.  Upon completion of this second delivery of the Professional Services, Customer shall have an additional thirty day warranty period to confirm that the Professional Services conform to the warranty stated above.  If the second delivery of Professional Services does not correct the Errors in the Professional Services,  then the affected Schedule may be terminated by either party and JHA shall refund to Customer all fees and reimbursable expenses previously paid by Customer to JHA for the defective Professional Services under the affected Schedule.
GEN11.5                      The JHA Software furnished hereunder are free and clear of all liens and encumbrances, and JHA has full power and authority with respect to the Software to license the Software to Customer without the consent of any other person, or in the event such is required JHA has obtained said consent.

GEN11.6                      JHA makes no separate warranties for third party Software licensed by Customer under this Agreement. Any warranties provided by the third party Software owner in its standard software end-user license agreement for the Third Party Software product shall exclusively apply to the product. JHA shall pass through to Customer for Customer’s benefit all end-user software warranties that the Third Party Software owner provides directly to JHA.
GEN11.7                      THESE WARRANTIES ARE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  IN NO EVENT SHALL JHA BE LIABLE FOR INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

GEN12.                 LIMITATION OF LIABILITY
GEN12.1                      Neither party shall be liable to the other party or any other person, firm or company, for failure to fulfill its obligations hereunder due to the occurrence of a Force Majeure Event.  Upon the occurrence of such an event, the affected party shall apply all reasonable steps within its control to mitigate the effect of the event upon its performance of this Agreement, and the affected party shall resume its full performance of this Agreement as soon as reasonably practicable once the event has passed.
GEN12.2                      Except for breaches under LCS 4.1 and LCS 4.2, neither party shall be liable for any incidental, consequential, indirect, punitive or special damages under this Agreement, even if that party was aware of the possibility that these damages could occur.
GEN12.3                      Any liability of JHA for any loss, damage, indemnity or cost hereunder shall be limited to actual direct damages incurred by Customer, subject to the specific limitation of recoverable actual direct damages identified in each section of the Standard Terms and Conditions, but in no event shall any amount of the liability include any indirect, consequential, punitive or special damages incurred by Customer.  JHA shall not be liable for any loss which is settled or compromised by Customer without prior written consent of JHA. At the request of JHA, Customer shall transfer and assign to JHA all rights and remedies of Customer with respect to any claim which is ultimately paid by JHA.

GEN13.                 MISCELLANEOUS
GEN13.1                      Any notices under this Agreement shall be written and shall be deemed delivered when actually received, or five (5) days after they are deposited with a certified national delivery carrier with delivery confirmation or the United States Postal Service, certified mail return receipt requested when addressed to the other party at its above address, which may be changed by written notice.   A copy of any notice of breach or termination of this Agreement or any individual Schedule given by Customer to JHA shall be delivered to the attention of JHA’s Legal Department at the same address.  For convenience, the parties may correspond via email at addresses mutually designated from time to time by the parties.
GEN13.2                      No action arising out of this Agreement may be brought by Customer or JHA more than two (2) years after the cause of action has accrued and the injured party knows or should have reasonably known of the accrual.
GEN13.3                      This Agreement supersedes all prior license or use agreements for JHA Software and Services, if any, and contains the entire agreement between the parties with respect to the transactions contained herein.  This Agreement shall be modified or altered only by a written instrument signed by authorized representatives of all parties.  For avoidance of doubt, an authorized representative of JHA shall be a corporate officer of JHA.  The Schedules attached to this Agreement and referenced herein are a part of this Agreement.
GEN13.4                      The headings of each Section herein are provided only for convenience and shall not be deemed controlling.
GEN13.5                      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective assigns and successors.
GEN13.6                      This Agreement shall not be transferable or assignable by Customer without prior written consent by JHA.  However, Customer may assign its rights and obligations under this Agreement by written document, to which JHA is a signing party, to any holding company which becomes a majority stockholder or parent company of Customer by voluntary action and with the written approval of Customer and its stockholders.  In this event, both Customer and the assignee shall be responsible and liable to JHA for the performance of the obligations and duties of Customer pursuant to this Agreement.
GEN13.7                      This Agreement shall be governed by, construed and enforced under, and subject to the laws of the State of Missouri, without reference to its conflict of laws provisions.  The application of the United Nations Convention on Contracts in the International Sale of Goods is expressly excluded from this Agreement.  If any of the provisions of this Agreement are invalid under any applicable statute or rule of law, they are, to that extent, deemed omitted.  Such omission does not change the intent or binding nature of any or all of the rest of this Agreement.
GEN13.8                      JHA will not be responsible for any data backups or compilations while they are in transit regardless of how they are transported and regardless of at whose request they are transported. JHA’s sole responsibility for data backups or compilations sent by JHA shall be to reasonably package any such items in accordance with industry standards, deliver such items to a reputable common carrier and to pay the common carrier for any delivery charges for the package.
GEN13.9                      This section shall only apply in the sole event that Customer is not headquartered in the United States of America or in the event that a cause of action directly relates to JHA Software or Services rendered outside of the United States of America.  In that event the parties agree that all courts of the State of Missouri, USA, shall have jurisdiction over the subject matter and over the parties, and venue in any suit, claim, proceeding, dispute or disagreement arising from or relating in any way to this Agreement.  Customer hereby agrees that by entering into this Agreement it specifically consents to said jurisdiction and venue of all courts of the State of Missouri, USA, hereby waives notice and service of process, and further agrees that valid service of process in any Missouri court proceeding is confirmed seven (7) days after notice thereof is sent to Customer at its address contained herein via United States Postal Service Registered Mail.  Customer also specifically agrees that any final judgment entered against Customer may be registered and enforced in TX or any other foreign country or jurisdiction as though such final judgment was rendered by the courts or other legal process of that country or jurisdiction.
GEN13.10                      Two (2) duplicate originals of this Agreement are executed with each party retaining one (1) original.
GEN13.11                      Neither party nor any of their Affiliates, nor any  institutions processed by Customer, will solicit except through publicly disseminated advertisements, in any capacity, any personnel of the other party or any of its affiliated companies within one (1) year of the termination of their employment with the other party or any of their affiliated companies, unless the party consents in writing.

LICENSE

LCS1.                 SOFTWARE DEFINITION
LCS1.1                 In this Agreement, “Software” shall mean only the computer application programs, manuals, specifications, other electronic documentation or services itemized in Exhibit A, together with all future additions, releases, modifications and customization furnished or performed by JHA, in any printed, machine readable or other form, including but not limited to listings, manuals, and magnetic media. All Software will be in compliance on the Implementation Date. Customer may receive customizations from JHA under a separate short term services addendum to this Agreement for JHA’s then current fees for such Services. Future additions and releases are available pursuant to the terms of the Customer’s receipt of maintenance services from JHA.

LCS2.                  LICENSE RESTRICTIONS
LCS2.1                 JHA grants Customer a license to the Software named on Exhibit A of this Agreement. The License granted herein is restricted as follows:
LCS2.2                 The Software will be used only to process data of Customer and the Affiliates of Customer listed in Exhibit B hereto, in one Operating Environment, in one data library on one production computer operated only by Customer’s employees or the employees of such Affiliates. Customer shall use the Software only at the site locations of Customer or the institutions that are described in Exhibit B.  Some Software products may have slightly different limitations on the foregoing conditions and to the extent that these exist they will be specifically named on the Schedule under which they are licensed to Customer.
LCS2.3                 Additional License fees for processing data for additional institutions, other than those listed on Exhibit B, for processing in additional data libraries, for processing on more than one machine, and for processing acquisitions by any of the  institutions listed on Exhibit B, on JHA Software as described in Exhibit A will be determined by a Schedule to this Agreement.  In the event that the Customer in this Agreement is a holding company or any other entity who will be using the Software to process any other financial institution, the other financial institution must sign a performance guarantee on terms acceptable to JHA verifying and attesting to its willingness to uphold and abide by this Agreement as if it were the Customer.
LCS2.4                 The License and the Software may not be assigned, sublicensed, or otherwise transferred or copied in any manner by Customer without prior written consent from JHA.
LCS2.5                 Customer shall not remove or alter proprietary notices of JHA or its third party licensors on any of the materials associated with the Software.
LCS2.6                 Customer further agrees that prior to providing any processing services to any other Affiliate or financial institution using the Software, Customer will require the other Affiliate or financial institution to sign JHA's standard performance guarantee regarding use of and access to the Software.  Off-site testing and/or disaster processing by a Service Provider is permitted provided the Service Provider has signed JHA’s standard confidentiality agreement, and JHA is promptly notified by Customer. In the event that Customer is a holding company or any other business organization who is not a chartered financial institution under federal and or state laws Customer will be bound by the terms of a Performance Agreement which will be attached to this Agreement as Exhibit C as applicable.
LCS2.7                 Customer also covenants and warrants to JHA that all other financial institutions being processed and off-site test/disaster facilities will conform to, abide by and be governed and bound by this License Agreement as though they were the Customer.  Customer accepts full responsibility and liability to JHA for any violation or breach of this License Agreement by any other financial institution being processed by Customer or any off-site test/disaster facility used by Customer.  If Customer or any other financial institution being processed by Customer or off-site test/disaster facility violates or breaches this or any other written agreement it has with JHA or any of its subsidiaries, and such violation or breach is not corrected within thirty (30) days after Customer receives written notice thereof from JHA, JHA may terminate Customer's license to use the Software, Customer will cease using the Software, and will return the Software to JHA.
LCS2.8                 Certain Software which is licensed to Customer under this Agreement may be used only in conjunction with designated Services.  This restricted Software will be designated with the legend “For use with JHA services only”.  If Customer ceases using this restricted Software with the required Services or attempts to use the Software with any third party’s services without JHA’s express written consent to do so, Customer’s License for the restricted Software shall terminate immediately and Customer shall return the restricted Software to JHA without retaining any copies.  Nothing contained in this Section LCS 2.8 shall be interpreted as requiring Customer to maintain JHA Maintenance Services on any JHA Software.

LCS3.                 TERM OF LICENSE
LCS3.1                 The License granted to Customer to use the Software described in Exhibit A in the manner provided in Section LCS2 above, shall be in effect for the period of time specified in the Schedule under which the Software was licensed, beginning upon the Installation Date. Unless otherwise specified the default term for any License shall be for 25 years.    Customer hereby agrees that Customer's use of the Software prior to the beginning of the term of this Agreement will be bound by all of the provisions and covenants of this Agreement. Customer is not required to maintain any Maintenance Services with JHA. If Customer ceases to use the Software in a production environment or deconverts from the Software to move to the software of another provider, the grant of license to the JHA Software shall automatically terminate and Customer shall return to JHA all of the affected Software without retaining any copies of the Software.
LCS3.2
Any new Software added to an original Licensed Software Schedule will be in effect for the remainder of the then-current term of the original Schedule, unless otherwise indicated on the supplemental Schedule covering the new Software.

LCS4.	TRADE SECRETS AND PROPRIETARY PRODUCTS
LCS4.1                 Customer hereby acknowledges that the Software provided by JHA and/or its third party licensors under this Agreement is a trade secret of JHA and/or its third party licensors, and as such is protected by civil and criminal law, is very valuable to JHA and/or its third party licensors, and that its use must be carefully and continuously controlled.  Customer shall use the highest standard of diligence to ensure the confidentiality of the Software and shall prohibit the unauthorized access to, use or duplication of any of the Software.  Customer shall keep all machine-readable Software in a secure place which is as secure as Customer provides for its most confidential materials.  Customer will not cause, permit nor allow the Software or materials provided by JHA and/or its third party licensors to be copied, duplicated, transcribed, reverse engineered, sold to, revealed to, or used by any other person, firm or company without prior written consent of JHA or its third party licensors (as applicable).  Customer agrees to notify JHA immediately of the unauthorized possession, use or knowledge of any item supplied under this Agreement by any person or organization not authorized by this Agreement to have such possession, use or knowledge.  Customer will promptly furnish JHA full details of such possession, use or knowledge, and will cooperate fully with JHA in any litigation against third parties deemed necessary by JHA to protect its proprietary rights.  Customer's compliance with the above shall not be construed in any way as a waiver of JHA's and/or its third party licensors right to recover damages or obtain other relief against Customer for its negligent or intentional harm to JHA's and/or its third party licensors proprietary rights or for breach of contractual rights.  If Customer attempts or allows others to attempt to use, copy, duplicate, transcribe or convey the items supplied by JHA and/or its third party licensors pursuant to this Agreement, in a manner contrary to the terms of this Agreement or in derogation of JHA's and/or its third party licensors proprietary rights, whether these rights are explicitly herein stated, determined by law, or otherwise, JHA and/or its third party licensors shall have, in addition to any other remedies available to it at law or equity, the right to injunctive relief enjoining such actions, Customer hereby acknowledges that irreparable harm will occur to JHA and/or its third party licensors and that other remedies are inadequate.
LCS4.2                 All Software furnished now or hereafter by JHA to Customer shall be and remain the sole property of JHA and its licensors, subject to the License rights of the Customer as defined in this Agreement. Any derivative works of the Software or Services of JHA shall be and shall remain the property of JHA regardless of who creates the derivative work.  This Section will survive expiration or termination of this Agreement.

LCS5.                 BUSINESS TERMINATION
LCS5.1                 At JHA's option, all of Customer's License rights under this Agreement shall terminate, and the Software shall be returned to JHA if the ownership of Customer or any of its subsidiaries who use or benefit from the Software, changes materially by reason of voluntary or involuntary bankruptcy, receivership, conservatorship, custodianship, assignment for benefit of creditors, seizure of assets, liquidation, dissolution, ceasing to do business, or action by State or Federal authorities which would divest control from the present ownership of Customer.
LCS5.2                 In the event JHA ceases to do business, the successor to JHA's assets will be bound by this Agreement the same as JHA and Customer may continue to use the Software under all the terms and conditions of this Agreement.  If there is no successor to JHA's assets, the Software shall become the non-exclusive proprietary product of Customer subject to all of the confidentiality restrictions described in Section GEN3 above; except that Customer may reveal Software and/or materials to third parties for the sole purpose of maintenance and customization of the Software for the sole use of Customer, provided said third parties have signed similar written confidentiality restrictions.
LCS5.3                 Software which has Source Code provided with it as a part of the License shall not have a separate Escrow Agreement.  For all JHA Software which Source Code is not provided as part of the standard Software deliverables, JHA shall place the JHA Software into escrow with the Escrow Agent. JHA shall enter into and maintain an Escrow Agreement with the Escrow Agent which will provide for the Escrow Agent to release to Customer the source code for the JHA Software in the event that JHA ceases to do business pursuant to LCS5.1.
LCS5.4                 JHA will provide reasonable assistance to Customer for establishing Customer’s participation in any source code escrow arrangement offered by third party Software owners for their third party Software products.  All contractual participation in the third party Software source code escrow arrangement shall be directly transacted between Customer and the third party Software owner and its source code escrow agent.

LCS6.                 LIMITATION OF LIABILITY
LCS6.1                 The maximum amount of JHA’s aggregate liability for actual direct damages recoverable by Customer pursuant to Subsection GEN12.3 with respect to a Software product licensed by Customer from JHA shall be equal to the License fee paid by Customer to JHA for the Software product involved.

MAINTENANCE

MNT1.                 TERM OF MAINTENANCE SERVICES
MNT1.1                 The original term of the Maintenance Services provided under  this Agreement for a Software product shall run from the Implementation Date of the Software to the next following 1st day of July.  The initial Maintenance Fee is prorated during the original term of the Maintenance Services. Thereafter, the term of the Maintenance Services automatically renews for successive terms of twelve (12) months each, unless either JHA or Customer gives written non-renewal notice to the other party thirty (30) or more days before the end of a term.  Customer is not required to take from JHA and JHA is not required to offer to Customer any Maintenance Services except as mutually agreed to in writing by Customer and JHA. The full  Maintenance Fees are due prior to the provision of Maintenance Services to Customer and are non-refundable unless Customer terminates the license to the Software or the Maintenance Services due solely to the uncorrected material breach of the Software license or the Maintenance Services. JHA may review and change the Maintenance Fee for any renewal term, but must notify Customer sixty (60) or more days before the end of any term.  If no such change is made, Customer will pay JHA an annual advance fee on July 1 of each renewal term, in the same amount as the previous Maintenance Fee for the last expired term.

MNT2.                 MAINTENANCE AND SUPPORT
MNT2.1                 Customer, at its initiation, will provide JHA with remote dial up communication access for support.  During the term of this Agreement, JHA will provide Customer the following maintenance and support for the Software:
(a)
Modified or new Software programs required by a change in Federal or State banking laws (Laws), within a reasonable time after Customer gives JHA written notice of such change.  JHA reserves the right to charge a premium for any newly imposed Federal or State Law which requires a major redesign of the JHA Software logic.

(b)	Updates and enhancements of existing Software programs on the same terms on which they are offered by JHA to all licensed users of same.
(c)	Technical support, via telephone, for questions or problems with the use of the Software.
(d)	Correct any Errors which prevent normal use of the Software in accordance with the documentation, upon prompt written notice to JHA by Customer and reasonable access to Customer's computer.
(e)
JHA will keep a copy of Customer's program library, including all updates made by JHA, and authorized program changes made by Customer (which Customer will promptly furnish JHA).  If Customer's program library is destroyed, JHA will furnish Customer a copy of Customer's program library then in JHA's possession without charge, however, any JHA assistance requested will be paid for by Customer at JHA's then current rate.

(f)	JHA will maintain the Documentation for the Software so that it is current and accurately describes the features and functionality of the Software.
(g)	JHA shall assure that Releases and PTF(s) provided by JHA are free from Destructive Elements of which JHA is aware of using then current industry standard evaluation and review methods.

MNT3.	EXCEPTIONS TO MAINTENANCE SERVICES
MNT3.1                 JHA will not furnish Customer Maintenance Services for any Errors caused or contributed to by the following:
(a)	a software program that was not originally provided by JHA, or
(b)	an unauthorized alteration or revision to the JHA Software, or
(c)	Errors that were previously corrected by JHA, delivered to Customer, but not installed by Customer, or
(d)	any problems with data on tape, disk or diskettes which have been caused by defects in hardware manufacturers programming or media, or
(e)	failure of Customer to load hardware manufacturers/software manufacturers operational/system software new Releases and/or (PTFs) as specified by JHA, or
(f)	Errors which are the result of improper operator handling or use.
(g)
Under this Agreement JHA will not provide retrofitting, reintegration, and recoding of any customization(s) which have been made to the Software in order for the customizations to work with any then current release version of the Software.  If Customer desires to have such Services performed, JHA will arrange to contract for such Services under a separate Schedule for JHA's then current fees for such Services.

(h)
JHA shall not be required to provide Maintenance Services under this Agreement for any version of the Software which is not within two (2) Release versions (regardless of whether whole or incremental) of the then most current version of the Software.

(i)	A major redesign of the JHA Software required by a change in Federal or State law to the extent that an Upgrade of the JHA Software is required.

MNT4.                 MAINTENANCE FEES
MNT4.1                 Customer will pay JHA the Maintenance Fee for the Software as designated on the applicable Schedule under which the Software was licensed to Customer.  All Maintenance Fees are payable in advance prior to the rendering of Maintenance Services. If Customer has not installed an adequate uninterruptible power supply (UPS) for its computer which meets JHA’s required minimum specification for the UPS, JHA may add an annual Maintenance Fee surcharge of $2,400.
MNT4.2                 JHA may refuse to furnish Maintenance to Customer if any fees or payments of any kind due JHA from Customer are delinquent and Customer fails or refuses to cure any such delinquency within thirty (30) days after written notice from JHA, or if Customer is in breach or default with respect to any written agreement with JHA.  However, Customer shall not be determined to be in breach of this Agreement if during the term of this Agreement any fees considered hereunder are in good faith dispute by JHA and Customer, and Customer pays all undisputed monies due under such billings to JHA and pays the disputed portion to a third-party escrow agent.
MNT4.3                 The annual Maintenance Fee will automatically be increased in the event of a License Upgrade, any increase in the metric(s) of Customer on which the maintenance fee of the Maintenance Services are based, and if and when Customer contracts for additional Software products, Software customization, processing on another computer, processing in another data library, processing of additional financial institutions, or a change in Laws which imposes additional compliance burdens on JHA.

MNT5.	INSTITUTIONS COVERED BY THIS AGREEMENT
MNT5.1                 The Maintenance Services are provided only for Customer and its Affiliates who are named on Exhibit B.  Additional Maintenance Fees for providing Maintenance Services to institutions other than those listed on Exhibit B will be as set forth in a supplemental Schedule.

MNT6.                 LIMITATION OF LIABILITY
MNT6.1                 The maximum amount of JHA’s aggregate liability for actual direct damages recoverable by Customer pursuant to Subsection GEN12.3 with respect to Maintenance Services shall be equal to the then-current annual Maintenance Services fee paid by Customer to JHA for the Software product(s) involved.

PROCESSING SERVICES

PCS1.                 DESCRIPTION OF SERVICES
PCS1.1                 By executing a Processing Services Schedule to this Agreement, Customer contracts for and JHA agrees to furnish, Processing Services enumerated in the Schedule.  Customer and JHA shall mutually develop a detailed plan for the Implementation and conversion of Customer to the Processing Services.
PCS1.2                 The parties may add new Processing Services to the scope of an existing Processing Services Schedule by executing a supplemental Schedule.

PCS2.	TERM AND TERMINATION OF PROCESSING SERVICES
PCS2.1                 The original term of the Processing Services provided under this Agreement shall be for the period designated in the Schedule. Unless otherwise specified the default term of the Processing Services shall be deemed to be for six (6) years from the sooner of the date that the Processing Services are first provided or 240 days following the date of document under which the Processing Services are contracted for between Customer and JHA.  Each Schedule for the Processing Services will automatically renew for one (1) year terms each at the then current JHA fees for such Processing Services, unless a different renewal term period is specified in the Schedule.  Either party may avoid automatic renewal of the Schedule by giving written notice of non-renewal to the other party at least ninety (90) days in advance of the renewal date.
PCS2.2                 Any new Processing Services added to an original Processing Services Schedule will be in effect for the remainder of the then-current term of the original Schedule, unless otherwise indicated on the supplemental Schedule covering the new Processing Services.
PCS2.3                 Either party may terminate a Processing Services Schedule for cause in the event that the other party does not cure a material breach of this Agreement or the Processing Services Schedule within thirty (30) days after receiving written notice of the breach from the other party.  If Customer terminates the Processing Services Schedule for cause as provided above, the early termination fees identified in Subsection PCS2.5 below shall not apply.
PCS2.4                 Upon termination or expiration of a Processing Services Schedule, Customer shall pay JHA all direct expenses incurred by JHA in turning over to Customer all of Customer’s data and other information maintained by JHA for Customer.  These expenses shall include, but shall not be limited to, charges for computer run time and programming requirements in accordance with JHA published rate schedules in effect at that time.
PCS2.5                 Customer may terminate a Processing Services Schedule or individual Processing Services on a Schedule without cause prior to the end of the then-current term of the Schedule by giving JHA at least ninety (90) days prior written notice of the termination.  Customer will remain liable to pay for the affected Processing Services through the effective date of the termination.  In addition, Customer will be liable to JHA for payment of a lump sum early termination fee equal to the average monthly billing, exclusive of pass through costs including, but not limited to, data lines, postage, Federal Reserve charges, etc., for the affected Processing Services over the twelve (12) month period preceding the date of termination notice from Customer, multiplied by the number of months and any portion of a month remaining in the then-current term for the affected Processing Services
PCS2.6                 If after executing a Processing Services Schedule Customer fails to convert to any of the Processing Services shown in the Schedule for any reason other than as a result of JHA’s uncured material breach of this Agreement as provided in Subsection PCS2.3 above, then Customer shall be liable to JHA for an amount equal to 70% of the fees detailed in the Processing Services Schedule for the affected Processing Services, multiplied by the number of months in the then current term of the Processing Services Schedule.
PCS2.7                 In the event that any entity assumes the deposit liabilities of Customer, such entity will automatically assume the obligations and liabilities of Customer hereunder for the remaining contract term.
PCS2.8                 Upon receipt of notice of Customer’s intention to deconvert from JHA’s Processing Services, the agreement termination and deconversion fees listed above shall become immediately due and payable.  Customer shall pay these fees within thirty days after JHA has billed Customer for them.  JHA reserves the right to cease providing all Processing Services to Customer if these fees are not timely paid to JHA.

PCS3.                 PROCESSING SERVICES FEES
PCS3.1                 Except as provided below, the price of the Processing Services fees shown in a Processing Services Schedule will be fixed and remain in effect throughout the term of the Schedule.  At the end of each twelve (12) month period during the term of the Schedule, JHA may increase any Processing Services fees from the then-current price by a percentage which is the greater of (a) five percent (5%) or (b) the percentage increase over the prior twelve (12) month period in the “Consumer Price Index - Seasonally Adjusted US City Average for All Items for all Urban Consumers (1982-84 = 100)” published monthly in the “Monthly Labor Review” of the Bureau of Labor Statistics of the United States Department of Labor or, should that index cease to be published, the most comparable index published on a regular basis by the US Government.  The foregoing limitation shall not apply to increases of third party fees identified in the Schedule which result from increases charged by the third party to JHA or due to a change in law or regulation which increases JHA’s processing burden as established under the affected Schedule.  JHA will provide a ninety (90) day advance written notice to Customer of any price increases before the increased fees go into effect.

PCS4.                 USE OF THIRD PARTY PROCESSORS
PCS4.1                 During the term of the Processing Services Schedule, Customer shall not engage any third party processor other than JHA to provide the Processing Services to Customer and shall not perform the Processing Services itself, provided that JHA agrees to provide Processing Services for the geographic area and volume that Customer requires.

PCS5.	OWNERSHIP
PCS5.1                 All Software and other intellectual property used by JHA to provide the Processing Services are and shall remain the sole property of JHA and its licensors.  Customer’s right to utilize the features and functions of the Software and intellectual property provided by JHA as part of the Processing Services is expressly limited to Customer’s access and use in conjunction with and as part of the Processing Services.
PCS5.2                 All Customer data provided or utilized by Customer in conjunction with its use of the Processing Services shall be and remain the sole property of Customer and its consumers and licensors.
PCS5.3                 All property described in Subsections PCS5.1 and PCS5.2 above shall be the Confidential Information of the respective owning party.  If Customer is required by its auditors or regulatory examiners to provide access to JHA’s property described in PCS5.1 above for the purpose of conducting an audit or examination of Customer neither Customer’s auditors nor regulatory examiners shall be required to sign a confidentiality agreement with JHA as a condition to receive this access, so long as the auditors and regulatory examiners do not copy or remove the JHA property from Customer’s location.  Customer shall immediately notify JHA if any auditor or regulatory examiner violates the foregoing condition.
PCS5.4                 In the event that the Processing Services or the JHA property described in Subsection PCS5.1 above infringes the intellectual property rights of a third party, the provisions of Subsection GEN10.2(b) above shall apply to this infringement.

PCS6.                 TRANSPORTATION OF DATA
PCS6.1                 If the Processing Services Schedule includes Proof of Deposit, Image Capture, or MICR recognition Processing Services, the following section shall apply regarding the transportation of the items to be so serviced.
PCS6.2                 The parties acknowledge that reliable transportation of Customer’s input data and its processed work is necessary for JHA to perform in accordance with the Agreement.  Accordingly, Customer may either provide its own transportation of both the input data and processed work or it may elect to authorize JHA to contract for an authorized carrier to provide the transportation services and/or utilize JHA’s own or its agent’s vehicles to transport Customer’s input data and processed work for a fee as shown in the Schedule.
PCS6.3                 In the event Customer elects to authorize JHA to provide the transportation services and JHA elects to contract for a carrier to provide the necessary transportation services, such services will be rendered under the terms and conditions of a contract between JHA and the carrier or courier which such contract shall be made a part hereof by reference.  JHA reserves the right to change carrier or couriers from time to time during the term of this Agreement.  Customer has the right to obtain from JHA a copy of the contract which is in effect upon written request to JHA.  Customer agrees that it is a third- party beneficiary of the contract between JHA and the carrier or courier and any other which JHA may elect to become a party to in the fulfillment of the terms of this Agreement.  As such, Customer shall be bound by and subject to all terms and conditions of these courier contracts, including, but not by way of limitation, any limitation of liability provisions.  It is the intent of the parties that JHA’s liability to Customer or third parties for losses in transit, if any, shall be the same as the liability of the carrier to JHA under its Agreement.
PCS6.4                 In the event JHA elects to utilize its own or its agent’s vehicles to render the transportation services necessary for the performance of this Agreement, then the parties agree to be bound by a compensation schedule for such services, which shall be mutually agreed upon.  Accordingly the same limitation of liability provisions as provided in standard courier contracts or such additional agreements as may be required by JHA to perform such courier services shall apply whether any claim is by JHA and/or Customer against the authorized carrier or Customer against JHA utilizing its own or its agent’s vehicles.

PCS7.                 EXAMINATION
PCS7.1                 The records maintained by JHA for Customer shall be subject to examination by those Federal or State agencies having jurisdiction over Customer to the same extent that such records would be subject to examination were they maintained and produced by Customer on its own premises and JHA is authorized to provide the representatives of such agencies access to such records.  Reasonable expenses incurred by JHA on Customer’s behalf during the course of such examination may, at JHA’s sole discretion, be charged to the Customer.  JHA will provide an accounting of all such expenses.
PCS7.2                 The annual financial statements of JHA are currently available to Customer and to its examiners from public sources, including the Securities and Exchange Commission’s public web site (www.sec.gov).  If at any time such information is no longer publicly available, then JHA will provide copies of its most recent annual financial statements to Customer upon request at no expense except for the reasonable expense of reproducing and mailing copies of requested financial statements.

PCS8.                 SAS-70 AUDITS
PCS8.1                 JHA shall cause to be performed a SAS-70 Type II audit of its Processing Services centers.  A copy of the most recently completed audit of the data center hosting the Processing Services will be made available via access on JHA’s customer website.

PCS9.                  REGULATORY COMPLIANCE
In addition to the provisions of Section GEN4. GRAMM-LEACH-BLILEY ACT COMPLIANCE, the following additional provisions shall apply for Processing Services:
PCS9.1                 To facilitate Processing Services provided by JHA to Customer and secure related telecommunications, Customer grants to JHA full and exclusive rights to remotely control those computer and telecommunications routers associated with the data processing services, even though owned by Customer and located in Customer’s facilities.  Such controls include, but are not limited to configuration, testing, implementation, logical security, modification and troubleshooting.
PCS9.2                 During the term of the Processing Services, JHA assumes responsibility for such controls.  All controls will be returned to Customer upon termination of the Processing Services.
PCS9.3                 Customer will be responsible for maintaining control over the physical security and operating environment of the router, including placement of the router where physical access is limited to authorized persons only and ensuring that adequate cooling and protection from the elements, as defined in the router’s operating specifications, is provided.  Additionally, each router should have the following statement posted in close proximity and clear view:  "UNAUTHORIZED ACCESS TO THIS NETWORK DEVICE IS PROHIBITED. You must have explicit permission to access or configure this device. All activities performed on this device may be logged, and violations of this policy may result in disciplinary action, and may be reported to law enforcement."

PCS10.	JHA AND CUSTOMER RESPONSIBILITIES
PCS10.1                      JHA shall furnish and maintain, on its premises or the premises of its subcontractors and at JHA’s cost, all of the equipment which it deems necessary to perform the Processing Services.  JHA retains the right to move the equipment to any other location provided that such change will not materially alter the Processing Services.
PCS10.2                      Customer shall furnish and maintain, on its premises and at its cost, all of the equipment and materials specified by JHA as being necessary for Customer to receive, transmit and otherwise utilize the Processing Services.  If Customer receives item Processing Services from JHA under the Schedule, Customer shall adequately photocopy or otherwise image all items prior to delivering them to JHA or any courier.  Customer shall also notify JHA of the anticipated commencement of on-line Processing Services through new or additional terminals or the opening of new branches at least thirty (30) days in advance of the commencement of these Processing Services so as to enable JHA to arrange for necessary communication lines and with the understanding that the scheduled implementation date of such new on-line support may be dependent on the delivery schedules of third party vendors.  Customer shall reimburse JHA when billed for charges, or Customer’s portion of charges pro-rated among JHA’s customers served, for communication lines or devices or installation of communication lines or devices arranged and paid for by JHA on behalf of Customer.  Any equipment leased by JHA to Customer shall be maintained in accordance with the provisions of a separate lease agreement executed between JHA and Customer.
PCS10.3                      If the installation of the Processing Services requires JHA to have access to another vendor’s software being used by Customer, Customer will obtain any required permission from the vendor for JHA’s access, and Customer will pay any charges or fees imposed by the vendor. In this connection JHA will agree to treat the vendor’s software as confidential and proprietary to the vendor.

PCS11.                 RESPONSIBILITY FOR DATA
PCS11.1                      JHA shall use reasonable care in the processing of the accounts for Customer and reports to Customer.  Customer shall promptly check and verify all of the reports received from JHA to ascertain that all data has been processed and reported correctly, and to report any discrepancies to JHA not later than three (3) business days following receipt of the reports.  Business days will be defined to be Monday through Friday, from 8:00 A.M. to 5:00 P.M. of the time zone of Customer’s location.  Failure to report any discrepancies within the time prescribed in the previous sentences shall constitute a conclusive presumption that the reports are correct and accurate.
PCS11.2                      JHA will provide safeguards determined at its discretion to ensure protection against destruction of records and Software by fire or other disasters, loss of data in transit or machine or human error, or unauthorized manipulation of data or reports insofar as can reasonably be expected using then current techniques and/or then current accepted business practices for storage and transfer of magnetic media.
PCS11.3                      Customer shall review on a daily basis any audit, maintenance and exception reports available from JHA.

PCS12.	DISASTER RECOVERY AND BACKUP OF DATA
PCS12.1                      JHA maintains a disaster recovery plan with off-site data files and communications facilities for the re-establishment of Processing Services in the event of a disaster at JHA and agrees to make such backup processing capability available to Customer in the event of a major disaster or significant equipment failure at JHA’s data center.  JHA shall test the plan in a commercially reasonable manner on an annual basis. The results of this testing will be documented and made available for examination by Customer or its independent auditors upon the request of Customer. This documentation and the JHA Disaster Recovery Plan will also be available for review by all Federal and state regulatory agencies having jurisdiction over Customer.  All files and data pertaining to Customer will be backed up daily and backup files will be available for restoration for a minimum of thirty (30) days.

PCS13.	WARRANTIES, EXCLUSIVE REMEDIES AND LIMITATION OF LIABILITY FOR PCS SERVICES
PCS13.1                      The liability of JHA for any and all damages and actual loss caused by JHA for Processing Services shall not exceed the aggregate total of the fees paid by Customer for the Processing Services during the previous twelve (12) months, less the various expenses and pass through costs for the Processing Services. Customer shall provide JHA with all documentation necessary to demonstrate any claimed loss by Customer.  Further, if within ninety (90) days of the notification of JHA of a material breach of the warranties contained in this section, JHA is unable to correct the breach or render it nonmaterial then Client may opt to terminate this Agreement and deconvert from the JHA Service Bureau without penalty or early termination fee.  Excepting other remedies specifically provided for in this Agreement, the remedies herein contained are exclusive.
PCS13.2                      JHA provides the following warranties for the Processing Services:
Equipment:
JHA shall use its own Software in conjunction with the equipment necessary to perform the Processing Services. All equipment shall be maintained in a reasonable manner which shall be compliant with industry standards. JHA shall not be liable to Customer or to any third party, including, but not limited to, customers of Customer, for errors resulting from defects or malfunctions of the mechanical or electronic equipment used in performing the Processing Services hereunder.
Processing:
JHA warrants to provide the Processing Services under this Agreement in a competent manner consistent with industry standards. In the event that the Processing Services provided by JHA shall fail to meet the foregoing standard, JHA shall diligently and in good faith attempt to correct the Processing Services without additional cost to Customer. During the period that JHA is correcting its Processing Services, Customer shall not expect JHA to provide any Processing Services without compensation.  If within a reasonable time JHA is unable to correct the Processing Services, Customer shall be entitled to an equitable reduction in fees paid to JHA for the defective Processing Services.  If JHA is unable to correct the defective Processing Services within ninety (90) days following receipt of Customer’s written notice, Customer may terminate the defective Processing Services upon written notice to JHA.  The remedies contained herein are exclusive.

PCS14.                 PERFORMANCE STANDARDS
PCS14.1                      JHA shall create and abide by service levels for performance of the mission critical portions of the Processing Services which JHA renders in a closed environment.  JHA may establish a measurement period for the Processing Services in order to assure that JHA is meeting its performance standards for the Processing Services. These service level standards and measurement periods are specified in the Processing Services Schedule.
PCS14.2                      In the event JHA’s standard of performance stated in a Schedule falls below the prescribed level of performance for the Processing Services over the prescribed Measurement Period, JHA shall promptly credit against Customer’s next invoice for affected Processing Services three percent (3%) of the fee for the applicable service until such time as the performance levels exceed the minimum level of performance.

PROFESSIONAL SERVICES

PFS1.                 ORDERING
PFS1.1                 Customer may from time to time request certain Professional Services from JHA. The nature and scope of these Professional Services will be detailed on a Schedule to this Agreement. Professional Services will be measured and performed on an hourly basis, daily basis or a fixed fee basis, or a combination of these bases, as identified in the Schedule.  Unless otherwise specified in a Schedule, payment for Professional Services will be due by Customer within thirty (30) days following the date of a correct and valid invoice from JHA.

PFS2.                 SCHEDULING OF PROFESSIONAL SERVICES
PFS2.1                 The Professional Services will be performed as soon as it is mutually convenient to both parties, in accordance with the timetable shown in the Schedule. Once the Professional Services begin, both parties will use their best efforts to complete the Professional Services on the mutually agreed upon time.
PFS2.2                 With respect to Profession Services performed at Customer’s site, if Customer requests a delay or rescheduling of the committed project commencement date, JHA will apply reasonable efforts to accommodate this request, but JHA reserves the right to charge Customer a rescheduling fee which will be calculated as follows:
(a)
if the rescheduling request is received from Customer within the seven (7) day period preceding the committed project commencement date,  the rescheduling fee will be 30% of the total Professional Services fee shown in the Schedule;

(b)
if the rescheduling request is received from Customer within the period of days 8-15 preceding the committed project commencement date,  the rescheduling fee will be 20% of the total Professional Services fee shown in the Schedule; and

(c)
if the rescheduling request is received from Customer within the period greater than 15 days preceding the committed project commencement date,  the rescheduling fee will be 10% of the total Professional Services fee shown in the Schedule.

This rescheduling fee shall be in addition to any out-of-pocket expenses incurred by JHA in accommodating Customer’s rescheduling request.

PFS3.	COMPLIANCE WITH CUSTOMER POLICIES AND PROCEDURES
PFS3.1                 For Professional Services which require JHA’s remote access to Customer’s systems or which involve delivery of the Professional Services at Customer’s location,  JHA shall comply with all of Customer’s policies and procedures relating to access to Customer’s facilities and systems which are communicated to JHA in writing.

PFS4.                  PROVISION OF RESOURCES
PFS4.1                  For Professional Services which involve delivery of the Professional Services at Customer’s location, Customer shall provide for JHA’s services personnel’s use, at no charge to JHA, a workspace and access to the appropriate Customer computing resources and environment, including phone, fax and other mutually agreed upon office equipment and materials needed to complete the Professional Services.  Customer shall arrange for all necessary security badges and IT system log-in/passwords for the JHA services personnel required by Customer’s policies and procedures, so that JHA’s services personnel may immediately commence delivery of the Professional Services upon arrival at Customer’s site.
PFS4.2                  Tasks that are not specifically assigned in the Schedule to JHA will remain Customer's responsibility to perform and will remain under Customer's supervision, management and control, even if JHA assists Customer in performing such tasks.  JHA will not be responsible for delays in performing the Professional Services caused by delays or nonperformance of project tasks which Customer is responsible to perform.

PFS5.                  PROJECT MANAGEMENT
PRS5.1                  For Professional Services which involve delivery of the Professional Services at Customer’s location, each party may designate a project manager who will be responsible for general oversight and management of the services project and will serve as the primary project liaison for the other party.  Either party may change its project manager upon written notice to the other party.  Project managers do not have the authority to amend this Agreement or any Schedule or Statement of Work relating to the project.  If the parties desire to modify the terms or requirements stated in a Schedule or Statement of Work, the project managers will coordinate the development and signature of the appropriate written amendment or change order to the Schedule or Statement of Work affected by authorized representatives of the parties.

PFS6.                  IMPLEMENTATION
PFS6.1                  Customer may employ JHA to implement any Software Licensed to Customer under the terms of this Agreement. Upon installation of the unmodified Software at the Customer’s designated location JHA will (if contracted for) implement unmodified Software so it will properly operate in accordance with the documentation on Customer's Operating Environment, as specified in Exhibit A, and will assist Customer in converting the data of the institutions listed in Exhibit B to the Software system.  Customer will, in a timely manner, furnish data needed and requested by JHA, and will co-operate with and assist JHA personnel in the installation and conversion of the Software.  If Customer is converting from another provider’s Software, Customer shall secure any necessary permission required to permit JHA to have access to the software of the provider in order to effect the conversion to the Software.

PFS7.                  INDEPENDENT CONTRACTORS
PFS7.1                  Each party will be and act as an independent contractor and not as an agent or partner of, or joint venture with, the other party for any purpose related to this Agreement or the transactions contemplated by this Agreement. Further, neither party, by virtue of this Agreement will have any right, power or authority to act or create any obligation, expressed or implied, on behalf of the other party.

PFS8.                  OWNERSHIP OF DELIVERABLES
PFS8.1                  With respect to Professional Services in which the Schedule or Statement of Work specifies a deliverable to be provided by JHA that is a Software customization, Software interface program or other software program, template or documentation (“Work Product”), the Work Product shall be owned by JHA and its licensors and licensed to Customer for its use in accordance with the License for the Software product to which the Work Product relates.  Further, subject to Customer’s ownership rights to any data or materials provided by Customer to JHA for inclusion with the Work Product, the Work Product shall be deemed JHA’s Confidential Information.
PFS8.2                  Customer shall retain exclusive ownership of any data provided by Customer to JHA for JHA’s use in performing Professional Services to Customer.

PFS9.                  LIMITATION OF LIABILITY
PFS9.1                  The maximum amount of JHA’s aggregate liability for actual direct damages recoverable by Customer pursuant to Subsection GEN12.3 with respect to Professional Services performed pursuant to a Schedule shall be equal to the total amount of Professional Services fees paid by Customer to JHA under the Schedule involved.

EXHIBIT A
SOFTWARE AND SERVICES PROVIDED BY LICENSE MAINTENANCE AND SERVICES AGREEMENT
ABA# 111923607

SilverLake System®

Description	QTY	License Fee (LCS)	Install Fee (PFS)	Annual Maintenance Fee (MNT)
SilverLake System	1	$1,023,000.00	$384,415.00	$182,340.00
Non-Technical Conversion Costs	1	0.00	167,652.00	0.00
Third Party Check Image Core Inquiry Interface to Wausau	1	37,500.00	10,000.00	7,125.00
Third Party Check Image File Interface to Wausau	1	25,000.00	3,200.00	4,750.00
Third Party Check Image Transaction Set Core Inquiry Interface to Wausau	1	25,000.00	4,000.00	4,750.00
Call Report Pro	1	0.00	0.00	1,840.00
Sub-Total		$1,110,500.00	$569,267.00	$200,805.00
Less Multi-bank Discount		(17,500.00)	0.00	0.00
Less JHA Allowance		(358,050.00)	(134,545.25)	0.00
Total		$734,950.00	$434,721.75	$200,805.00

For Use By:
Southside Bank                      Tyler TX
Fort Worth National Bank   Fort Worth TX

Program customization and consulting services at $150 per hour for the first year following the date hereof, and at JHA's standard hourly fee thereafter. (PFS)

Unlimited eLearning access for Customer’s employees beginning on the date this agreement is executed until the first June 30 subsequent to the implementation of SilverLake.  Thereafter on an annual basis Customer shall pay JHA its then current annual fee for the eLearning training modules unless Customer notifies JHA in writing of its intention to terminate its use of the eLearning training modules. (PFS)

JHA SilverLake System Modules Included:

Account Analysis	Escrow Reporting	Manual Proof of Deposit
Account Reconciliation	Exception Item Processing	Marketing Information Tracking
ACH Processing	Executive Reminder	Miscellaneous
ACH Upload Interface	FASB Reporting	Non-Core Application Tracking
Audit Confirmations	File Maintenance	OFAC Reporting
Automated Account Closing	FR2900 Reporting	Overdraft Protection Accounting
Automatic Funds Transfer	GAP Analysis	Parameter Maintenance
Budgeting	General Ledger Accounting	Portfolio Accounting
Call Report Module	• Includes Holding Company	Positive Pay
Call Report Interface	• General Ledger Report Writer	Privacy Act Reporting
Cash Sweep	Inquiry	Report Selection
Charge Off Processing	Inclearing Via Fed Interface	Repurchase Agreements
Child Support Tracking	Job Accounting	Safe Deposit Box
Collateral Tracking	Loan Accounting	Service Charge Modeling
Contract Collections	• Commercial	Shareholder Accounting
CRA Reporting	• Credit Lines	Taxpayer Identification Reporting
Currency Transaction Reporting	• Floor Plan	Time Deposit Accounting
Customer Information File	• Home Equity	• Certificate of Deposit
Deposit Accounting	• Installment	• Educational
• Club	• Mortgage	• IRA
• Demand	• Multi-Level Credit Lines	• QRP
• Savings	• Participations	• ROTH
End of Day Processing	• Shadow Accounting	• SEP
End of Year Processing	• Student	• TDOA
Enhanced Security	Loan Collections	TurnOver PDQ by SoftLanding
Enhanced Statements	Loan Pricing	Wires

This Software is to be installed on one production IBM i5 series machine located at Customer’s primary processing location.

The Third Party Check Image Core Inquiry Interface requires the Third Party Check Image File Interface and delivers single image viewing from third party check images to JHA core systems online history for inquiry purposes.  Requires JHA certification of third party vendors.   Pricing represents standard interface implementation and support fees.  Any non-standard customization will be billed at a rate of $150.00 per person hour for initial implementation and for annual release.

The Third Party Check Image File Interface includes the processing of an all-items-file, creation of an exception item file, a bulk filing/cycle sort file, a statement sort file, a repost file, an account validation file and notice/image statement preparation files.  This interface does not include any image viewing from host system.  CIF 20/20 requires Enhanced Statements module for Image Statements (included with Silverlake and Core Director).  Requires JHA certification of third party vendors.   Pricing represents standard interface implementation and support fees.  Any non-standard customization will be billed at a rate of $150.00 per person hour for initial implementation and for annual release.

The accuracy and integrity of the image items displayed through the JHA Third Party Check Image Transaction Set Interfaces are directly dependent on the accuracy and integrity of the Transaction Sets archived in Licensee’s check image archive.  JHA advises Customer that the misuse of the Transaction Set information purchased hereunder may result in a breach of Customer's obligations to maintain customer confidentiality.  Customer assumes all responsibility for assuring the use of the Transaction Set information in a legally compliant manner.  Third Party Check Image Transaction Set Core Inquiry Interface requires the Third Party Check Image Core Inquiry Interface.

[End of SilverLake System Section]

Yellow Hammer™

Description	QTY	License Fee (LCS)	Install Fee (PFS)	Annual Maintenance Fee (MNT)
Yellow Hammer Fraud Detective	1	$130,850.00	$19,627.50	$28,085.00
Yellow Hammer BSA	1	120,000.00	24,000.00	30,000.00
Third Party Check Image Fraud Detective Interface	1	0.00	6,000.00	3,000.00
Third Party Document Image Fraud Detective Interface	1	0.00	6,000.00	3,000.00
Sub-Total		$250,850.00	$55,627.50	$64,085.00
Less Multi-bank Discount		(15,425.00)	0.00	0.00
Total		$235,425.00	$55,627.50	$64,085.00
For Use By:
Southside Bank                      Tyler TX
Fort Worth National Bank   Fort Worth TX

[End of Yellow Hammer Section]

TimeTrack Payroll System™

Description	QTY	License Fee (LCS)	Install Fee (PFS)	Annual Maintenance Fee (MNT)
TimeTrack Payroll	1	$35,000.00	$10,500.00	$6,930.00
Sub-Total		$35,000.00	$10,500.00	$6,930.00
Less Multi-bank Discount		(3,500.00)	0.00	0.00
Less JHA Allowance		(4,725.00)	(1,575.00)	0.00
Total		$26,775.00	$8,925.00	$6,930.00

For Use By:
Southside Bank                      Tyler TX
Fort Worth National Bank   Fort Worth TX

[End of TimeTrack Payroll Section]

jXchange™

Description	QTY	License Fee (LCS)	Install Fee (PFS)	Annual Maintenance Fee (MNT)
jXchange - Site License	1	$109,000.00	$22,500.00	$24,525.00
jXchange - Site License Interface (Inquiry) to Q2 IVR	1	0.00	0.00	0.00
jXchange - Site License Interface (Transaction) to Q2 IVR	1	0.00	0.00	0.00
jXchange - Site License Interface (Inquiry) to Q2 Internet	1	0.00	0.00	0.00
jXchange - Site License Interface (Transaction) to Q2 Internet	1	0.00	0.00	0.00
jXchange - Site License Interface (Inquiry) to Harland Deposit Pro	1	0.00	0.00	0.00
jXchange – (Transaction) to Harland Deposit Pro	1	0.00	4,500.00	4,905.00
jXchange – (New Deposit) to Harland Deposit Pro	1	0.00	4,500.00	4,905.00
jXchange – (Inquiry) to Harland Laser Pro	1	0.00	4,500.00	4,905.00
jXchange – (Transaction) to Harland Laser Pro	1	0.00	4,500.00	4,905.00
jXchange – (New Loan) to Harland Laser Pro	1	0.00	4,500.00	4,905.00
Total		$109,000.00	$45,000.00	$49,050.00

For Use By:
Southside Bank                      Tyler TX
Fort Worth National Bank   Fort Worth TX

[End of jXchange Section]

Complementary Products

Description	QTY	License Fee (LCS)	Install Fee (PFS)	Annual Maintenance Fee (MNT)
Mutual Fund Sweep	1	$10,000.00	$2,000.00	$1,575.00
Reserve Funds Interface	1	5,000.00	4,000.00	787.50
Enhanced Account Analysis	1	50,000.00	18,000.00	7,875.00
Demand Account Reclassification	1	45,000.00	2,000.00	8,100.00
Sub-Total		$110,000.00	$26,000.00	$18,337.50
Less Multi-bank Discount		(23,750.00)	0.00	0.00
Less JHA Allowance		(5,625.00)	(3,000.00)	0.00
Total		$80,625.00	$23,000.00	$18,337.50

For Use By:
Southside Bank                      Tyler TX
Fort Worth National Bank   Fort Worth TX

[End of Complementary Products Section]

Browser User Interface

Description	QTY	License Fee (LCS)	Install Fee (PFS)	Annual Maintenance Fee (MNT)
Browser User Interface for SilverLake - (Site License)	1	$50,000.00	$0.00	$0.00
Total		$50,000.00	$0.00	$0.00

For Use By:
Southside Bank                      Tyler TX
Fort Worth National Bank   Fort Worth TX

[End of Browser User Interface Section]

jConnect+

QTY	Description	One Time Fee (PFS)	Monthly Fee (PCS)
1	jConnect+ Service Path for VIP Support	$0.00	$0.00
1	jConnect+ Service Path for Reserve Funds Sweeps	0.00	0.00
1	jConnect+X (Less than 500 Kbps)	600.00	50.00
	Total	$600.00	$50.00

For Use By:
Southside Bank                      Tyler TX
Fort Worth National Bank   Fort Worth TX

The term of the processing services referred to in this Section shall be for thirty-six (36) months from the date the Processing Services are first provided to Customer or 240 days from the date of this Agreement, whichever occurs first.

The Processing Services referred to in this Section require Customer to have a high speed connection to the internet.

As a component of these Processing Services JHA shall provide a router which will be housed at Customer’s location for use with the Processing Services.  Customer is responsible to maintain this router in a secured environment and is responsible for any damage which occurs to the router while in Customer’s possession.  Upon the termination of the Processing Services, Customer shall return the router to JHA.

[End of jConnect+ Section]

EXHIBIT B
INSTITUTIONS COVERED BY LICENSE MAINTENANCE AND SERVICES AGREEMENT
FOR: Southside Bancshares, Inc. 1201 S Beckham Tyler, TX  75701  (CUSTOMER)

FINANCIAL INSTITUTIONS AND LOCATIONS
Name	Address	City	State	Zip	Billing Address	Contact Name
Fort Worth National Bank		Fort Worth	Texas
Southside Bank	1201 S Beckham	Tyler	Texas	75701-3320

AUTHORIZED PERSONNEL
The following employees/officers of Customer are authorized by Customer to contact and work with JHA on support, maintenance, customization or modifications of JHA Software.  This list may, from time to time, be changed by Customer upon written notice to JHA.

NAME	POSITION
Chairman of the Board
Chief Executive Officer
President

EXHIBIT C
PERFORMANCE GUARANTEE

For valuable consideration, receipt of which is hereby acknowledged, we the undersigned two financial institutions, being wholly owned subsidiaries of the aforementioned Licensee, do hereby individually and collectively guarantee the performance of this Agreement by Customer, who is our Corporate Parent and Holding Company.

Southside Bank	Fort Worth National Bank
1201 S. Beckham	701 West Magnolia
Tyler, TX 75701	Fort Worth, TX 76104

By: /s/ Sam Dawson	By: /s/ Sam Dawson
Sam Dawson	Sam Dawson
Print/Type Name	Print/Type Name
Title: President	Title: Director
Date: 1/31/08	Date: 1/31/08